SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 23, 2003

XEROX CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-4471	16-0468020
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Long Ridge Road

P. O. Box 1600

Stamford, Connecticut 06904-1600

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 968-3000

Not Applicable

(Former name or former address, if changed since last report)

Item 12. Results of Operations and Financial Condition.

Registrant released its third-quarter 2003 earnings on October 23, 2003. The earnings release is attached as Exhibit A to this report.

The information contained in this report and Exhibit A to this report shall not be deemed “filed” with the Commission for purposes of Section 18 of the Exchange Act of 1934, as amended, or otherwise subject to the liability of that section.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly authorized this report to be signed on its behalf by the undersigned duly authorized.

XEROX CORPORATION

By:	/s/ MARTIN S. WAGNER
By: Martin S. Wagner Assistant Secretary

Date: October 24, 2003

Exhibit A

For additional Information contact:

Cynthia B. Johnston	Darlene Caldarelli
Manager, Investor Relations	Manager, Investor Relations
(203) 968-3489	(203) 968-3807
Cindy.Johnston@usa.xerox.com	Darlene.Caldarelli@usa.xerox.com
Fax (203) 968-3944	Fax (203) 968-3944

XEROX REPORTS THIRD-QUARTER EARNINGS

“Our investments are generating returns through increased

customer demand for the Xerox brand and share gains in targeted markets.”

•	Earnings per share of 11 cents
•	Equipment sale growth of 5 percent
•	Total revenue of $3.73 billion
•	Worldwide cash balance of $2.3 billion

STAMFORD, Conn., Oct. 23, 2003 – Xerox Corporation (NYSE: XRX) reported today third-quarter earnings of 11 cents per share, delivering another quarter of equipment revenue growth driven by increased sales of production color and office color systems as well as improvements in the company’s developing markets operations.

Equipment sales grew 5 percent in the third quarter including a 3 percentage point currency benefit. Improving trends in Xerox’s developing markets continued with DMO equipment sales growing 33 percent year over year. Total revenue for the third quarter was $3.73 billion, a decline of 2 percent from the third quarter of 2002 including a 3 percentage point currency benefit. The decrease is due to declining post-sale revenue from the company’s older light lens technology and its exit from the small office/home office business.

Total third-quarter revenue from the company’s targeted growth areas – office digital, production digital and value-added services – grew 6 percent year over year and represent about 70 percent of the company’s revenue.

“Xerox has reinvented itself into an aggressive technology leader with competitively priced products that meet the needs of offices small and large, digital presses that are creating new markets in commercial printing, and document-management services that drive productivity improvements for our customers,” said Anne M. Mulcahy, Xerox chairman and chief executive officer. “Our investments are generating returns through increased customer demand for the Xerox brand and share gains in targeted markets.”

Equipment installs for production publishing black-and-white systems grew 14 percent in the third quarter due to the continued success of Xerox’s industry-leading DocuTech series. Production color installs grew 8 percent led by demand for the Xerox DocuColor iGen3 and DocuColor 6060 digital color presses. According to the latest independent industry reports for first-half 2003, Xerox continues to hold the No. 1 U.S.

and European market share positions for monochrome and color production publishing/printing. Last month Xerox strengthened its industry-leading line of digital color presses by launching the DocuColor 5252, which is 18 percent faster than its predecessor but offered at the same price.

“Color continues to be a key driver of Xerox’s growth strategy as the high volume of pages printed on Xerox’s color systems flows through to post-sale revenue,” added Mulcahy. “With the industry’s broadest portfolio of color products, we grew color revenue by 15 percent in the third quarter and color equipment sales now represent more than 25 percent of Xerox’s total equipment revenue. This is a clear indication of the strong foundation we’re building for future revenue growth. “

In the office, third-quarter equipment installs of black-and-white digital systems grew 28 percent as demand accelerated from small and medium-sized businesses for Xerox’s new competitively priced digital copiers and multifunction devices. Office color multifunction installs increased 49 percent due to the success of Xerox’s DocuColor 3535, WorkCentre Pro 32 and WorkCentre Pro 40 color systems. For the first half of 2003, Xerox maintained its U.S. and European market share leadership positions in this growing color market. The company expanded its office portfolio last month through the launch of two new Phaser printers and two additional WorkCentre multifunction systems.

Third-quarter gross margins were 41.1 percent, consistent with seasonal trends. Selling, administrative and general costs were flat including an adverse impact from currency of 3 percentage points.

Xerox reported third-quarter operating cash flow of $67 million, which includes $604 million in funding to its various worldwide pension plans. The company’s worldwide cash position was $2.3 billion as of September 30.

“Despite a tough business climate, we are quite encouraged by our progress this year and confident in the business decisions we’ve made to grow installs in key markets, generate significant operating cash flow, and strengthen our global operations,” added Mulcahy. “We expect consistent performance in the fourth quarter. Growth in equipment sales along with the benefits of our operational improvements will offset any continuing economic weakness and yield strong full-year results.”

-XXX-

For additional information about The Document Company Xerox, please visit our Worldwide Web site at www.xerox.com/investor.

This release contains forward-looking statements and information relating to Xerox that are based on our beliefs as well as assumptions made by and information currently available to us. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Actual results could differ materially from those projected in such forward-looking statements. Information concerning certain factors that could cause actual results to differ materially is included in the company’s Form 10-Q for the quarter ended June 30, 2003, as filed with the SEC.

XEROX®, The Document Company® and the digital X® are trademarks of XEROX CORPORATION.

Xerox Corporation

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
(in millions, except per share data)	2003	2002	% Change	2003	2002	% Change
Revenues
Sales	$1,603	$1,593	1%	$4,888	$4,838	1%
Service, outsourcing and rentals	1,885	1,953	(3%)	5,772	6,004	(4%)
Finance income	244	247	(1%)	749	761	(2%)

Total Revenues	3,732	3,793	(2%)	11,409	11,603	(2%)
Costs and Expenses
Cost of sales	1,050	1,018	3%	3,120	3,056	2%
Cost of service, outsourcing and rentals	1,060	1,074	(1%)	3,245	3,391	(4%)
Equipment financing interest	89	107	(17%)	274	300	(9%)
Research and development expenses	207	229	(10%)	668	699	(4%)
Selling, administrative and general expenses	1,028	1,023	0%	3,137	3,302	(5%)
Restructuring and asset impairment charges	11	63	(83%)	56	262	(79%)
Provision for litigation	—	—	*	300	—	*
Gain on affiliate’s sale of stock	(12)	—	*	(13)	—	*
Other expenses, net	133	103	29%	420	317	32%

Total Costs and Expenses	3,566	3,617	(1%)	11,207	11,327	(1%)

Income before Income Taxes, Equity Income, Minorities’ Interests and Cumulative Effect of Change in Accounting Principle **	166	176	(6%)	202	276	(27%)
Income taxes	47	77	(39%)	47	118	(60%)

Income before Equity Income, Minorities’ Interests and Cumulative Effect of Change in Accounting Principle	119	99	20%	155	158	(2%)
Equity in net income of unconsolidated affiliates	13	17	(24%)	43	43	0%
Minorities’ interests in earnings of subsidiaries	(15)	(17)	12%	(60)	(66)	9%

Income before Cumulative Effect of Change in Accounting Principle	117	99	18%	138	135	2%
Cumulative effect of change in accounting principle	—	—	*	—	(63)	*

Net Income	$117	$99	18%	$138	$72	92%
Less: Preferred stock dividends, net	(25)	(63)	60%	(46)	(63)	27%

Income Available to Common Shareholders	$92	$36	*	$92	$9	*

Basic Earnings per share:
Income before Cumulative Effect of Change in Accounting Principle	$0.12	$0.05	*	$0.12	$0.10	20%
Cumulative effect of change in accounting principle	—	—	*	—	(0.09)	*

Net Income Per Share	$0.12	$0.05	*	$0.12	$0.01	*

Diluted Earnings per share:
Income before Cumulative Effect of Change in Accounting Principle	$0.11	$0.04	*	$0.11	$0.09	22%
Cumulative effect of change in accounting principle	—	—	*	—	(0.08)	*

Net Income Per Share	$0.11	$0.04	*	$0.11	$0.01	*

Note: Certain reclassifications of prior year amounts have been made to conform to the current year presentation.

*	Percent not meaningful

**	Referred to as “pre-tax income” throughout the remainder of this document

Xerox Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	September 30, 2003	December 31, 2002
Assets
Cash and cash equivalents	$2,270	$2,887
Accounts receivable, net	2,034	2,072
Billed portion of finance receivables, net	488	564
Finance receivables, net	2,952	3,088
Inventories	1,279	1,231
Other current assets	1,283	1,186

Total Current Assets	10,306	11,028
Finance receivables due after one year, net	5,146	5,353
Equipment on operating leases, net	360	450
Land, buildings and equipment, net	1,757	1,757
Investments in affiliates, at equity	553	628
Intangible assets, net	334	360
Goodwill	1,624	1,564
Deferred tax assets, long-term	1,557	1,592
Other long-term assets	2,737	2,726

Total Assets	$24,374	$25,458

Liabilities and Equity
Short-term debt and current portion of long-term debt	$4,150	$4,377
Accounts payable	798	839
Accrued compensation and benefits costs	404	481
Unearned income	227	257
Other current liabilities	1,400	1,833

Total Current Liabilities	6,979	7,787
Long-term debt	7,664	9,794
Pension liabilities	1,425	1,307
Post-retirement medical benefits	1,269	1,251
Mandatory redeemable preferred securities	697	—
Other long-term liabilities	1,203	1,144

Total Liabilities	19,237	21,283
Minorities’ interests in equity of subsidiaries	77	73
Company-obligated, mandatorily redeemable preferred securities of subsidiary trusts holding solely subordinated debentures of the Company	1,023	1,701
Preferred stock	508	550
Deferred ESOP benefits	(42)	(42)
Mandatory convertible preferred stock	889	—
Common stock, including additional paid in capital	3,229	2,739
Retained earnings	1,118	1,025
Accumulated other comprehensive loss	(1,665)	(1,871)

Total Liabilities and Equity	$24,374	$25,458

Shares of common stock issued and outstanding were (in thousands) 791,857 and 738,273 at September 30, 2003 and December 31, 2002 respectively.

Xerox Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2003	2002	2003	2002
Cash Flows from Operating Activities
Net Income	$117	$99	$138	$72
Adjustments required to reconcile net income to cash flows from operating activities:
Provision for litigation	—	—	300	—
Depreciation and amortization	178	213	566	772
Impairment of goodwill	—	—	—	63
Provisions for receivables and inventory	80	118	253	375
Restructuring and asset impairment charges	11	63	56	262
Loss on early extinguishment of debt	—	—	73	—
Gains on sales of businesses, assets and affiliate’s sale of stock, net	(8)	(14)	—	(20)
Cash payments for restructurings	(46)	(93)	(299)	(276)
(Undistributed) distributed equity in net income of affiliated companies	(13)	2	(33)	(24)
(Increase) decrease in inventories	(82)	(17)	(65)	64
Increase in on-lease equipment	(35)	(7)	(107)	(98)
Decrease in finance receivables	200	188	545	656
Decrease (increase) in accounts receivable and billed portion of finance receivables	99	91	174	(11)
Contributions to pension benefit plans	(604)	(99)	(656)	(129)
Increase (decrease) in accounts payable and accrued compensation	185	(26)	193	134
Net change in income tax assets and liabilities	18	56	(95)	(269)
(Decrease) increase in other current and long-term liabilities	(6)	35	(112)	(108)
Other, net	(27)	5	(23)	(82)

Net cash provided by operating activities	67	614	908	1,381

Cash Flows from Investing Activities
Cost of additions to land, buildings and equipment	(47)	(38)	(126)	(109)
Proceeds from sales of land, buildings and equipment	1	14	5	18
Cost of additions to internal use software	(10)	(16)	(34)	(30)
Proceeds from divestitures, net	—	67	29	340
Net change in escrow and other restricted investments	95	16	61	(137)

Net cash provided by (used in) investing activities	39	43	(65)	82

Cash Flows from Financing Activities
Cash proceeds from new secured financings	467	846	1,609	2,024
Debt payments on secured financings	(602)	(445)	(1,577)	(1,249)
Other cash changes in debt, net	6	(690)	(2,850)	(4,013)
Net proceeds from issuance of mandatory convertible preferred stock	—	—	889	—
Net proceeds from sales of common stock	8	—	468	4
Dividends on preferred stock	(10)	—	(32)	—
Dividends to minority shareholders	(2)	(2)	(3)	(2)

Net cash used in financing activities	(133)	(291)	(1,496)	(3,236)

Effect of exchange rate changes on cash and cash equivalents	18	24	36	64

(Decrease) increase in cash and cash equivalents	(9)	390	(617)	(1,709)
Cash and cash equivalents at beginning of period	2,279	1,891	2,887	3,990

Cash and cash equivalents at end of period	$2,270	$2,281	$2,270	$2,281

Note: Certain reclassifications of prior year amounts have been made to conform to the current year presentation.

5

Xerox Corporation

Segment Revenues and Operating Profit

	Three Months Ended September 30,
(in millions, except margins)	2003	2002	Change
Revenues
Production*	$1,057	$1,065	(1%)
Office*	1,837	1,844	(0%)
Developing Markets Operations (DMO)	403	412	(2%)
Other**	435	472	(8%)

Total Revenues	$3,732	$3,793	(2%)

Memo: Color***	$771	$670	15%
Operating Profit
Production*	$53	$95	$(42)
Office*	181	154	27
DMO	24	28	(4)
Other**	(68)	(21)	(47)

Total Operating Profit	$190	$256	$(66)

Operating Margin
Production*	5.0%	8.9%	(3.9	)pts
Office*	9.9%	8.4%	1.5	pts
DMO	6.0%	6.8%	(0.8	)pts
Other**	(15.6%)	(4.4%)	(11.2	)pts

Total Operating Margin	5.1%	6.7%	(1.6	)pts

Reconciliation to pre-tax income
Segment Operating Profit	$190	$256
Reconciling item:
Restructuring and asset impairment charges	(11)	(63)
Allocated item:
Equity in net income of unconsolidated affiliates	(13)	(17)

Pre-tax income	$166	$176

*	In 2003 we reclassified our mid-range color products (11-40 ppm) from the Production segment to the Office segment. As a result, annual 2002 revenue of $1,093 million was reclassified from the Production to the Office segment. The quarterly impact is as follows: Q1 02 - $237 million, Q2 02 - $259 million, Q3 02 - $259 million, Q4 02 - $338 million. Operating profit was reclassified for this change as well as for certain changes in corporate and other expense allocations. The third quarter 2002 impact is to increase / (decrease) segment operating profit as follows: Production - ($46) million; Office - $37 million; DMO - $7 million; Other - $2 million. The full year impact is to increase / (decrease) 2002 segment operating profit as follows: Production - ($175) million; Office - $123 million; DMO - $29 million; Other - $23 million.

**	Small Office / Home Office (SOHO) is now reported in Other as it no longer meets the thresholds for separate reporting.

Production:	Monochrome 91+ pages per minute (ppm), Color 41+ ppm; North America & Europe
Office:	Monochrome up to 90 ppm; Color up to 40 ppm; North America & Europe
DMO:	Operations in Latin America, the Middle East, India, Eurasia, Russia and Africa
Other:	Paper, SOHO, Xerox Engineering Systems (XES), Xerox Technology Enterprises (XTE), consulting, equity income and non-allocated corporate items

***	Color revenues represent a subset of total revenues.

Financial Review

Summary

	Three Months Ended Sept 30,
(in millions)	2003	2002	Change
Equipment sales	$948	$900	5%
Post sale and other revenue	2,540	2,646	(4%)
Finance income	244	247	(1%)

Total Revenues	$3,732	$3,793	(2%)
Reconciliation to Condensed Consolidated Statements of Income
Sales	$1,603	$1,593
Less: Supplies, paper and other sales	(655)	(693)

Equipment Sales	$948	$900

Service, outsourcing and rentals	$1,885	$1,953
Add: Supplies, paper and other sales	655	693

Post sale and other revenue	$2,540	$2,646

Total third quarter 2003 revenues of $3.7 billion declined 2 percent from $3.8 billion in the 2002 third quarter including a 3-percentage point benefit from currency. Equipment sales grew 5 percent, including a 3-percentage point benefit from currency. The remainder of the equipment sales growth was driven by the success of our office color multifunction and production color products, as well as growth in DMO. Post sale and other revenue declined 4 percent primarily due to declines in older technology light lens, DMO and the Small Office / Home Office (SOHO) business which we previously exited. These declines were partially offset by growth in our digital revenues and a 3-percentage point benefit from currency. Post sale and other revenue declines reflect the reduction in our equipment at customer locations and related page volume declines. Finance income declined 1 percent, including a 4-percentage point benefit from currency. The decline in finance income continues to reflect reduced equipment sales from prior quarters.

	Three Months Ended Sept 30,
(in millions)	2003	2002	Change
Net income	$117	$99	$18
Preferred stock dividends	(25)	(63)	38

Net income available to common shareholders	$92	$36	$56

Diluted earnings per share	$0.11	$0.04	$0.07

The third quarter 2003 net income of $117 million or $0.11 cents per diluted share included an after-tax restructuring charge of $7 million ($11 million pre-tax). The third quarter 2002 net income of $99 million or $0.04 cents per diluted share, included after-tax restructuring charges of $49 million ($63 million pre-tax).

In the third quarter 2002, the Board of Directors declared dividends of $67 million ($63 million after tax) on the Company’s Preferred Stock held by its Employee Stock Ownership Plan (ESOP). These dividends, which had been suspended in the second quarter 2001, represented the cumulative unpaid dividends that were in arrears, as well

7

as the third quarter 2002 dividend. During the suspension of these dividends, in order to meet ESOP debt service requirements, we recorded additional ESOP-related compensation expense for each period that the dividends were not declared. The third quarter 2002 declaration of dividends resulted in the reversal of previously recorded compensation expense and accordingly increased net income in the third quarter 2002 by $63 million. There was no corresponding earnings per share (EPS) improvement since the EPS calculation requires deduction of dividends declared from reported net income in arriving at net income available to common shareholders.

Preferred stock dividends declared in the third quarter 2003 consist of $10 million related to our ESOP plan and $15 million related to the mandatory convertible preferred stock issued in June 2003.

The weighted average common shares outstanding on a diluted basis during the third quarters of 2003 and 2002 were 851 million and 825 million, respectively.

Operations Review

Revenues for the three months ended September 30, 2003 and 2002 were as follows:

(in millions)	Production	Office	DMO	Other	Total
2003
Equipment sales	$251	$547	$108	$42	$948
Post sale and other revenue	716	1,142	293	389	2,540
Finance income	90	148	2	4	244

Total Revenue	$1,057	$1,837	$403	$435	$3,732

2002
Equipment sales	$233	$557	$81	$29	$900
Post sale and other revenue	735	1,136	328	447	2,646
Finance income	97	151	3	(4)	247

Total Revenue	$1,065	$1,844	$412	$472	$3,793

Equipment sales of $948 million in the third quarter 2003 increased 5 percent from $900 million in the third quarter 2002, reflecting significant improvement in sales within our developing markets operations segment, the success of numerous new products and a 3-percentage point benefit from currency. Color equipment sales continue to grow rapidly and now represent over 25 percent of total equipment sales. In the third quarter 2003, approximately 50 percent of equipment sales were generated from products launched in the previous two years.

Production: 2003 third quarter equipment sales grew 8 percent from the third quarter 2002 as installation growth, improved mix and favorable currency more than offset price declines of approximately 5 percent. Very strong color equipment sales growth reflected the combination of modest installation increases and favorable mix due to an increased proportion of DocuColor 6060 and DocuColor iGen3 sales, which were only partially offset by price declines. Production monochrome equipment sales declined modestly reflecting lower revenue in production publishing as strong installation growth was more than offset by unfavorable mix. These declines were only partially offset by digital light-production growth driven by the Xerox 1010 and 2101, our new digital light-production copier/printers.

Office: 2003 third quarter equipment sales decreased 2 percent from the third quarter 2002 as price declines of approximately 10 percent and unfavorable mix offset strong installation growth and favorable currency. Equipment installation growth of approximately 20 percent reflects growth in both our monochrome and color products. Install growth in our monochrome multifunction/copier and color printing products was more than offset by lower price and mix. Increased installs include our CopyCentre, WorkCentre and WorkCentre Pro office products, which are intended to expand our market reach and include new entry-level configurations at more competitive prices. Growth in color multifunction primarily reflects the success of the DocuColor 3535 and WorkCentre Pro 32 and 40 multi-function color systems.

DMO: Equipment sales in the third quarter 2003 grew 33 percent, or $27 million, from the 2002 third quarter reflecting volume growth of over 60 percent, partially offset by price declines and unfavorable mix.

Post sale and other revenues of $2,540 million declined 4 percent from $2,646 million in the third quarter 2002, including a 3-percentage point benefit from currency. These declines reflect lower equipment populations, as post sale revenue is largely a function of the equipment placed at customer locations and the volume of prints and copies that our customers make on that equipment as well as associated services. Third quarter 2003 supplies, paper and other sales of $655 million (included within post sale and other revenue) declined 5 percent from 2002 primarily due to declines in supplies. Supplies sales declined due to reduced usage in the lower installed base of equipment and our exit from the SOHO business in 2001. Service, outsourcing and rental revenue of $1,885 million declined 3 percent from the 2002 third quarter as declines in outsourcing, rental and other, were only partially offset by growth in service revenue attributable to currency.

Production: 2003 third quarter post sale and other revenue declined 3 percent as favorable currency and improved mix, driven largely by an increased volume of color pages, was more than offset by the impact of monochrome page volume declines, primarily in older technology light lens products.

Office: 2003 third quarter post sale and other revenue grew 1 percent as strong digital page growth and favorable currency more than offset declines in older technology light lens products.

DMO: 2003 third quarter post sale and other revenue declined 11 percent due largely to a lower equipment population at customer locations and page volume declines. This decline represents a significant sequential improvement due to the stabilization of equipment populations in DMO, as evidenced by increasing equipment sales in recent quarters. We expect post sale declines will continue to moderate.

Other: 2003 third quarter post sale and other revenue declined 13 percent from the 2002 third quarter as declines in SOHO and XES more than offset the impact of favorable currency.

Key Ratios and Expenses

As previously discussed, the third quarter 2002 declaration of preferred dividends resulted in the reversal of previously recorded compensation expense. The total 2002 pre-tax ESOP adjustment of $67 million was therefore allocated to the applicable income statement line items as discussed below.

	Q3 2003	Q3 2002
Gross Margin
Sales	34.5%	36.1%
Service, outsourcing and rentals	43.8	45.0
Financing	63.5	56.7
Total	41.1	42.0
R&D % revenue	5.5	6.0
SAG % revenue	27.5	27.0

Third quarter 2003 total gross margin of 41.1 percent decreased 0.9 percentage points from 42.0 percent in the third quarter 2002. The absence of the $28 million ESOP adjustment represents 0.7 percentage points of the decline. In addition, beginning with the third quarter 2003, we completed the R&D phase of the DocuColor iGen3 development. Accordingly, ongoing engineering costs associated with its commercial production are included in cost of revenue and represent 0.4 percentage points of the decline. In the third quarter 2003, improved manufacturing and service productivity essentially offset lower prices and approximately $20 million of higher pension and other employee benefit expenses. The third quarter 2003 sales margin decline of 1.6 percentage points from the third quarter 2002 included approximately 1 percentage point due to DocuColor iGen3 ongoing engineering costs and approximately 0.4 points due to the 2002 ESOP adjustment. Service, outsourcing and rentals margin declined 1.2 percentage points from the third quarter 2002 with approximately 1 percentage point of the decline due to the 2002 ESOP adjustment. Third quarter 2003 finance income gross margin of 63.5 percent is consistent with previous 2003 quarters and represents an improvement of 6.8 percentage points year-over-year, in line with declining interest costs specific to equipment financing.

Research and development (R&D) expense of $207 million, or 5.5 percent of third quarter 2003 revenue, was $22 million less than the third quarter 2002, primarily related to the commercial launch of the DocuColor iGen3. This reduction more than offset higher pension and other employee benefit expenses and the absence of the third quarter 2002 $11 million ESOP adjustment. We continue to invest in technological development, particularly in color, and believe that 2003 R&D spending is at an adequate level to remain technologically competitive. Xerox R&D remains strategically coordinated with that of Fuji Xerox.

Selling, administrative and general (SAG) expenses of $1,028 million in the 2003 third quarter increased by $5 million from the 2002 third quarter. The increase reflects the absence of the third quarter 2002 $28 million ESOP adjustment, an increase in pension and other employee benefit expenses of approximately $20 million and an adverse currency impact of $38 million, partially offset by the benefits from increased productivity and lower bad debt expenses. Third quarter 2003 bad debt expense of $53 million decreased by $34 million due to improved receivables aging and historical write-off trends.

In the third quarter 2003, we recorded restructuring and asset impairment charges totaling $11 million, primarily consisting of new severance actions and pension settlements related to previous employee restructuring actions. In the third quarter 2002, we recorded restructuring and asset impairment charges of $63 million. The remaining restructuring reserve balance at September 30, 2003 for all restructuring programs was $144 million.

Worldwide employment of 62,800 declined by 1,100 from the 2003 second quarter related to reductions attributable to our restructuring programs and other attrition.

In the third quarter 2003, we recorded a gain on affiliate’s sale of stock of $12 million reflecting our proportionate share of the increase in equity of ScanSoft Inc., an equity investment. The gain resulted from ScanSoft’s issuance of stock in connection with its acquisition of Speechworks, Inc. ScanSoft is a developer of digital imaging software that enables users to leverage the power of their scanners, digital cameras and other electronic devices.

Other expenses, net for the three months ended September 30, 2003 and 2002 were as follows:

(in millions)	2003	2002
Non-financing interest expense	$105	$92
Currency losses, net	12	12
Amortization of intangible assets	9	9
Loss (gain) on sales of businesses and assets	4	(14)
Interest income	(17)	(21)
Legal and regulatory matters	6	20
All other, net	14	5

Total	$133	$103

In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (“SFAS 150”). This statement establishes standards for how certain financial instruments with characteristics of liabilities and equity are classified in the balance sheet. SFAS 150, which was adopted as of July 1, 2003, requires certain securities previously included within the balance sheet caption “Company-obligated, mandatorily redeemable preferred securities of subsidiary trusts holding solely subordinated debentures of the Company” that were classified between liabilities and equity to be reclassified to “Mandatory redeemable preferred securities”, a new liability caption. As a result, the Capital Trust I securities and the Canadian deferred preferred stock were reclassified to this new caption. The distributions related to these instruments which were previously reported net of tax as a component of “Minorities’ interests in earnings of subsidiaries” in our Condensed Consolidated Statements of Income, are now accounted for as interest expense within Other expenses, net, with the tax effects presented within the income tax provision. On July

1, 2003, the third quarter balance sheet reclassification was $696 million. Distributions and related accretion associated with these instruments accounted for as interest expense was $14 million ($9 million after-tax) in the third quarter 2003. SFAS 150 does not permit reclassification of prior year amounts to conform to the current year presentation.

Third quarter 2003 non-financing interest expense was $13 million higher than the 2002 third quarter, reflecting the increase of $14 million resulting from the adoption of SFAS 150. Year-over-year interest expense reductions of $32 million due to lower average debt balances were offset by unrealized mark-to-market losses of $10 million on interest rate swaps compared to gains of $21 million on those swaps in the third quarter 2002.

The third quarter 2003 loss on sales of businesses and assets related to the disposal of fixed assets. The 2002 third quarter gain primarily consisted of a pre-tax gain on the sale of our 22 percent investment in Katun Corporation, a supplier of after-market copier/printer parts and supplies.

Lower average interest rates in the third quarter 2003 resulted in a reduction in interest income as compared to the third quarter 2002. This reduction was partially offset by interest income of $9 million resulting from certain state tax refunds.

All other, net for the 2003 third quarter includes professional fees of $7 million related to our European vendor financing initiatives.

In the third quarter 2003 we recorded income tax expense of $47 million compared to $77 million in the third quarter 2002. The effective tax rate for the third quarter 2003 and 2002 was 28.3 percent and 43.8 percent, respectively. The difference between the 2003 third quarter tax rate and the U.S. statutory tax rate relates primarily to favorable audit settlements in the U.S. and Europe.

Our effective tax rate will change based on nonrecurring events (such as restructuring initiatives) as well as recurring factors including the geographical mix of income before taxes and the related tax rates in those jurisdictions. We anticipate that our 2003 annual effective tax rate will approximate 35 percent.

Equity in net income of unconsolidated affiliates primarily consists of our 25 percent share of Fuji Xerox income.

Minorities’ interests in earnings of subsidiaries was $15 million and $17 million in the third quarters of 2003 and 2002, respectively. The 2003 amount consists primarily of the $13 million of distributions, net of tax, on our Capital Trust II company-obligated mandatorily redeemable preferred securities. The 2002 amount includes these distributions as well as $9 million (net of tax) associated with the securities that were reclassified upon adoption of SFAS 150. In addition, 2002 included an offsetting adjustment of $8 million associated with losses in certain DMO affiliates, which were allocable to our minority partners.

Capital Resources and Liquidity

Cash Flow Analysis

The following table summarizes our cash flows for the three months ended September 30, 2003 and 2002 as reported in our Condensed Consolidated Statements of Cash Flows:

	Three Months Ended September 30,
(in millions)	2003	2002
Operating Cash Flows	$67	$614
Investing Cash Flows	39	43
Financing Cash Usage	(133)	(291)
Effect of exchange rate changes	18	24

(Decrease) increase in cash and cash equivalents	(9)	390
Cash and cash equivalents at beginning of period	2,279	1,891

Cash and cash equivalents at end of period	$2,270	$2,281

Third quarter 2003 cash flows from operating activities were $67 million and reflect pre-tax income of $166 million and the following non-cash items: depreciation and amortization of $178 million, provisions for receivables and inventory of $80 million, restructuring provisions of $11 million and other non-cash items of $(8) million. In addition, improved collection operations and lower revenues resulted in net reductions of finance and accounts receivables of $200 million and $99 million, respectively. Given our successful recapitalization and strong cash generation, we contributed $604 million to our various pension plans, including $450 million and $122 million for the U.S. and U.K. pension plans respectively. In addition, restructuring payments totaled $46 million in the third quarter 2003. The 2003 third quarter operating cash flow is $547 million less than the 2002 third quarter, primarily due to the U.S and U.K pension funding. The U.S. pension plan funding represents an increase of approximately $325 million from the amount initially scheduled for 2003 and substantially reduces the cash funding requirements for our U.S. pension plans in 2004.

Cash flows from investing activities for the three months ended September 30, 2003 primarily consisted of $95 million released from restricted cash, the majority of which was associated with the repayment of secured debt, partially offset by capital and internal use software spending. The 2002 third quarter included proceeds of $67 million from the sale of our interest in Katun, partially offset by capital and internal use software spending.

Cash flows from financing activities for the three months ended September 30, 2003 primarily consisted of net payments on secured borrowings with GE and other vendor financing partners of $135 million. Financing activities for the third quarter 2002 primarily consisted of net proceeds from secured borrowing activity of $402 million offset by $691 million of net payments of other maturing debt.

Financing Activity

During the third quarter 2003 we originated loans, secured by finance receivables, generating cash proceeds of $467 million and repaid loans, secured by finance receivables, of $602 million. The proportion of total finance receivables that are secured is 54 percent, consistent with the second quarter 2003. As of September 30, 2003, debt secured by finance receivables represented approximately 35 percent of total debt.

The following table compares finance receivables to financing related debt as of September 30, 2003:

(in millions)	Finance Receivables	Debt(2)
Finance Receivables Encumbered by Loans(1):
GE Loans – U.S. and Canada	$3,207	$2,845
Merrill Lynch Loan – France	507	446
GE Loans – Germany	112	112

Subtotal – SPEs	3,826	3,403
GE Loans – U.K.	666	541
Other Europe	143	138

Total – Finance Receivable Securitizations	$4,635	$4,082

Unencumbered Finance Receivables	$3,951

Total Finance Receivables(3)	$8,586

(1)	Encumbered Finance receivables represent the net book value of finance receivables that secure each of the indicated loans.
(2)	Represents the debt secured by finance receivables, including transactions utilizing special purpose/variable interest entities
(3)	Includes (i) Billed portion of finance receivables, net (ii) Finance receivables, net and (iii) Finance receivables due after one year, net as included in the condensed consolidated balance sheets as of September 30, 2003.

In October 2002 we completed an eight-year agreement in the U.S. under which GE Vendor Financial Services became the primary equipment financing provider through monthly originations of our new lease originations. This agreement calls for GE to provide funding in the U.S. on new lease originations of up to $5 billion outstanding at anytime during the eight-year term. The $5 billion limit may be increased to $8 billion, subject to agreement by both parties.

In July 2003 we replaced the 364-day warehouse financing facility, received from Merrill Lynch in December 2002, with a long-term public secured financing in France and established a new warehouse financing facility. This facility can provide funding of up to €350 million (U.S. $407 million), outstanding at anytime, for new lease originations and may be securitized through a similar public offering within two years.

In August 2003, we announced a seven-year agreement for GE VFS Canada Limited Partnership, a unit of GE Commercial Finance, to become the primary equipment financing provider for Xerox customers in Canada, through monthly prepayments against Xerox’s customer contract originations. The arrangement took effect immediately with GE VFS Canada Limited Partnership initially providing Xerox with funding of up to Cdn $850 million (U.S. $629 million).

In September 2003 GE European Equipment Finance (EEF) and Xerox completed a four-year agreement for EEF to finance Xerox business in the United Kingdom through a £400 million (U.S. $665 million) revolving loan. This replaces the existing short-term facility, which was scheduled to expire in June 2004. The agreement is renewable for an additional three years and the facility size may also be increased to £600 million (U.S. $998 million) by mutual agreement at any time.

In September 2003, we completed our offer to exchange the €225 million and $600 million aggregate principal amount of our 9 3/4 percent unregistered senior notes due 2009 for a like principal amount of 9 3/4 percent senior notes due 2009 that have been registered under the U.S. Securities Act of 1933, as amended. As of the closing of the exchange offer, €224 million of Euro senior notes and $587 million of dollar senior notes had been tendered for exchange and the incremental 0.5 percent interest, that was required prior to the exchange offer, ceased to accrue on all the outstanding senior notes, whether or not tendered for exchange.

Debt

Our debt maturities for the remainder of 2003 and 2004 by quarter, and 2005, 2006, 2007 by year and thereafter are as follows:

(in millions)	2003	2004	2005	2006	2007	Thereafter
First Quarter	—	$884
Second Quarter	—	974
Third Quarter	—	661
Fourth Quarter	$1,631	1,286

Full Year	$1,631	$3,805	$2,099	$337	$492	$3,450

Debt secured by finance receivables (subset of above)	$450	$1,722	$1,069	$300	$180	$361

Forward-Looking Statements

This earnings release and financial review contain forward-looking statements and information relating to Xerox that are based on our beliefs as well as assumptions made by and information currently available to us. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Actual results could differ materially from those projected in such forward-looking statements. Information concerning certain factors that could cause actual results to differ materially is included in our Second Quarter 2003 Form 10-Q filed with the SEC. We do not intend to update these forward-looking statements.